[image]


FOR:                  DCAP Group, Inc. - OTC BB: DCAP.OB

CONTACT:              Barry B. Goldstein
                      (516) 374-7600



                  DCAP Group Obtains $21.5 million of Financing
                     To Fund its Premium Finance Operations
                             -----------------------


HEWLETT, N.Y., July 14, 2003 - DCAP Group, Inc. (OTCBB: DCAP) today announced that its premium finance subsidiary, Payments, Inc., has obtained an $18 million two-year revolving line of credit from Manufacturers and Traders Trust Co. to finance its premium finance operations. Concurrently, DCAP Group obtained $3.5 million in funding from a private placement of subordinated debt and warrants to support its premium finance operations. The private placement lenders include the Sanders Opportunity Fund and a group of New York investors led by Jack Seibald.

"We've worked hard to grow our premium finance business for more than two years. With this line of credit and funding, we go from being a "broker" of these loans to that of a principal," said Barry Goldstein, DCAP Group Chairman and CEO. Goldstein continued, "In the past we originated loans through our insurance agency affiliates and others under the name Payments, Inc., but immediately sold them to a licensed subsidiary of Flatiron Credit Company, Inc. of Denver, CO. For this, we received from Flatiron a fee per loan. In essence, Flatiron, acting as the financing source, provided the incubator and allowed us to grow our brand. With Flatiron's exit from the transaction, the profits of the lending business will be entirely for the benefit of Payments Inc. Input 1 LLC of Woodland Hills, CA, the third party servicer that had been employed by Flatiron, will continue to service our loans, so the transition will be virtually seamless to our agency clients.

"Payments, Inc. will retain ownership of the loans, and will recognize interest income, late fee and loan fee revenues over the life of each loan. As well, we will incur typical operating expenses, including those relating to servicing, interest on our senior and subordinated debt, bad debts and the amortization of the credit facility costs. Rather than recognizing all of our revenue during the month in which a new loan is booked, our income will be spread out over the life of the loan, which is generally ten months," said Goldstein.

Goldstein pointed out that this will cause a reduction in both revenues and net income for the third quarter of 2003 as compared to the second quarter. "While the net income per loan retained should substantially exceed the fees we previously received, it will take approximately three to four months until we build up enough receivables to get us to the same monthly revenue and income. Assuming that our current monthly rate of loan originations continues, I estimate that at the close of 2003 our balance sheet will reflect loans in excess of $20 million," said Goldstein.

The securities offered to raise the $3,500,000 were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About DCAP Group:

DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, vertically integrated one-stop financial services center. The Company offers several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing. DCAP currently provides car, motorcycle, homeowner, business and life insurance products from a number of major carriers. The Company also offers tax return preparation services. The Company's storefront agencies are located throughout the New York City metropolitan area and upstate New York as well as in New Jersey and Pennsylvania. More information is available at the Company's website at www.dcapgroup.com.


Forward Looking Statements: Statements in this press release, other than purely historical information, including those contained in the comments above by Barry
B.  Goldstein  and  the  comments  regarding  the  Company's  future  plans  and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.